Exhibit 10.1

GENERAL CANNABIS CORPORATION

AMENDMENT TO

WARRANTS TO PURCHASE SHARES OF COMMON STOCK

This Amendment to Warrants to Purchase Common Stock (this “Amendment”) is entered into as of December 5, 2016, by and among General Cannabis Corporation (the “Company”) and those holders of certain warrants granted by the Company (the “Holders”) as described further below.

R E C I T A L S

WHEREAS, each Holder was granted by the Company a Warrant to Purchase Common Stock at an exercise price of $1.08 per share, as set forth in more detail on Schedule A attached hereto (the “Warrants”), in connection with the sale of promissory notes in 2015 that have a per annum interest rate of 10%;

WHEREAS, the Warrants provide that the Company shall use its best efforts to register for resale the shares underlying the Warrants in the event the Company subsequently files a registration statement with the Securities and Exchange Commission (the “SEC”) to register the sale of its shares;

WHEREAS, the Company anticipates filing a registration statement on Form S-1 during the fourth quarter of 2016 (the “2016 Form S-1”), but the Company does not plan to include the shares underlying the Warrants on such Form S-1 at this time; and

WHEREAS, as consideration for the Holders waiving their right to cause the Company to use its best efforts to register the shares underlying the Warrants on the 2016 Form S-1, the Company has agreed to extend the exercise period of the Warrants by approximately one year until December 31, 2017.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and each Holder hereby agree as follows:

A M E N D M E N T

1.

Definitions.  Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in each Warrant.

2.

Amendment to Definition of Expiration Date.  The definition of “Expiration Date” in the first paragraph of each Warrant is hereby amended to be “December 31, 2017,” such that the period in which the Warrant may be exercised shall now expire on December 31, 2017.

3.

Waiver. Each Holder hereby waives any obligation the Company may have under Section 2 of each Warrant to register the shares underlying the Warrants on the 2016 Form S-1 (including any amendments to such 2016 Form S-1).  Such waiver shall not apply to any other registration statement filed by the Company after the date hereof.

4.

Terms of Warrant.  Except as expressly modified hereby, all terms, conditions and provisions of each Warrant shall continue in full force and effect.

5.

Governing Law.  This Amendment shall be construed in accordance with the laws of the State of Colorado.

6.

Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and the Holders have executed this Amendment effective as of the first date set forth above.

COMPANY:

GENERAL CANNABIS CORPORATION

By:	/s/ Robert L. Frichtel
Name:	Robert L. Frichtel
Title:	Chief Executive Officer

HOLDERS:

ROBERT GRADOS

/s/ Robert Grados

SETH OSTER

/s/ Seth Oster

LARRY KRASIN

/s/ Larry Krasin

DAVID TANEN

/s/ David Tanen

INFINITY CAPITAL, LLC

By:	/s/ Michael Feinsod
Name:	Michael Feinsod
Title:	Managing Member

SCHEDULE A

Name of Holder	No. of Warrant Shares	Issue Date
Robert Grados	12,500	May 9, 2015
Seth Oster	12,500	June 11, 2015
Larry Krasin	25,000	June 17, 2015
David Tanen	12,500	May 9, 2015
Infinity Capital, LLC	154,500	July 1, 2015